Exhibit 10.12

July 27, 2009

Rusty Walther

Dear Rusty:

On behalf of 3PAR, Inc., (the “Company”), I am pleased to offer to you the exempt position of Vice President, Customer Services reporting to David Scott, President/CEO. In accepting this offer of employment you agree to start your employment on July 30, 2009.

Should you accept this offer your compensation will include:

•

A base salary of $250,000.00 per year of which will be paid biweekly in accordance with the Company’s normal payroll procedures. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

•	You will also be eligible for an MBO Bonus of 30% of your Base Salary for FY2010 (April 1, 2009-March 31, 2010) based on achieving established and agreed upon FY2010 MBO objectives with the CEO.

•	Additionally, you will receive a sign on bonus of $30,000.00 (gross), earned and payable as follows:

•	$10,000 to be paid within 15 days of start date
•	$20,000 to be paid by mid-October 2009 (FY2010Q3)

You understand that the sign on bonus is given to you in consideration for your promise to remain employed by the Company for at least twelve months following your date of hire. You understand and agree that if you voluntarily terminate your employment prior to the completion of one year of employment, you will be required to reimburse the Company for the entire amount of the sign-on bonus advanced to you. If, however, your employment is terminated by the Company for any reason other than gross misconduct, you will not be required to repay any portion of the bonus.

•

We will recommend to the Compensation Committee of the Company’s Board of Directors that you receive a grant of (i) options to purchase 200,000 shares of common stock of the Company and (ii) restricted stock units with respect to 20,000 shares of common stock of the Company. Additionally, we will recommend to the Compensation Committee that (a) your grant of options be subject to four-year vesting with 25% of the grant vesting annually on each anniversary of the date of grant, and (b) your grant of restricted stock units be subject to four-year vesting with 25% of the grant vesting annually on each anniversary of the date of grant. Both the grant of options and restricted stock units, as well as their respective vesting schedules, will be subject to the approval of the Compensation Committee, and will be priced in accordance with our equity incentive plan and our policies governing grants of stock options and restricted stock units.

Rusty Walther	Page 2 of 3
Offer of Employment	July 27, 2009

Once you start your employment with the company you will be eligible, for the “Management Retention Agreement” which specifies the severance benefits upon the Executive’s termination of employment following a Change of Control. The severance benefits indicated in the “Management Retention Agreement” are as follows:

•	A lump-sum cash payment in an amount equal to fifty (50%) percent of the Executive’s Annual Compensation.

•

Fifty (50%) percent of the unvested portion of any stock option, restricted stock or other Company equity compensation held by the Executive shall be automatically accelerated in full so as to become completely vested.

This offer is contingent on your consent to, and results satisfactory to the Company of, reference and background checks. Until you have been informed in writing by the Company that such checks have been completed and the results satisfactory, you should defer reliance on this offer. Enclosed please find a 2-paged document, A Summary of Your Rights Under the Fair Credit Reporting Act, and forms for you to sign and return to us, permitting the Company, through a third party, to perform and receive the results of a background check. In addition, this offer is also contingent on your signature agreement to the Company’s Confidential Information and Invention Assignment Agreement, and your providing the Company with the proof of your identity and authorization to work in the United States, as required by federal immigration law. The easiest method of satisfying this requirement is to provide a state driver’s license and social security card, and either your passport or a copy of your birth certificate. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. If you do not have these documents, please call me immediately to discuss what other documents will satisfy the requirements of this law. We have enclosed the Employment Application and Confidential Information and Invention Assignment Agreement. If you accept this offer, please complete and sign these forms and include the required Employment Application and the Company’s Confidential Information and Invention Assignment Agreement with your acceptance. You cannot start your employment with the Company until the Company’s Confidential Information and Invention Assignment Agreement has been signed and submitted with your signed offer letter.

As a condition of your employment, you will also be required to sign and comply with an Arbitration Agreement which requires that, in the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree to an arbitration in which (i) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (ii) we agree that all disputes between you and the Company shall be fully and finally resolved by binding arbitration,(iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all arbitration fees with the exception of the initial filing fee, not to exceed $200.

As a full-time employee, you will be eligible to participate in the Company’s full benefit package as currently and hereafter provided to other employees, which includes: medical, dental and vision, life insurance, short and long-term disability, new hire stock options, a 401 (K) program, Flexible Spending 125, employee assistance program and tuition reimbursement. You will be entitled to 15 days of personal paid time off during your first year of employment and 10 paid holidays in accordance with the Company’s vacation/holiday policy. We have placed a great deal of emphasis on our benefits, and expect that they will continue to evolve as we grow and as the needs of our employees and their families change.

Rusty, while we anticipate that this will be a long and rewarding relationship, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause and with or without notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time-to-time, the “at-will” nature of your employment may only be changed in an express writing signed by you and the President of the Company.

Rusty Walther	Page 3 of 3
Offer of Employment	July 27, 2009

In accepting this offer, you are representing to us that (a) you are not a party to any employment agreement or other contract or arrangement which prohibits your full-time employment with the Company, (b) you do not know of any conflict which would restrict your employment with the Company and (c) you have not and will not bring with you to your employment with the Company any documents, records or other confidential information belonging to former employers.

A duplicate original of this letter is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

Rusty, we are pleased that you are interested in the Company, and I believe that you will find 3PAR, Inc. a truly exciting and fulfilling place to work. To indicate your acceptance of the Company’s offer, please sign below, indicate your start date in the space provided and return this letter with the completed employment application and the executed Confidential Information and Invention Assignment Agreement to Jeannette Robinson, VP of Human Resources no later than Tuesday, July 28, 2009. You can fax your acceptance by faxing the signed offer letter to (510) 668-9595 by Tuesday, July 28, 2009 and later mail to my attention the original signed offer letter and completed enclosed documents. This offer is valid until this date, but should you have any questions or concerns please call me immediately at (510) 668-9205.

We look forward to working with you at 3PAR!

Sincerely,

/s/ JEANNETTE ROBINSON
Jeannette Robinson
Vice President Human Resources

ACCEPTED AND AGREED:

/S/S RUSTY WALTHER	7-27-09	EXPECTED START DATE: 7-30-09
Rusty Walther	Date

Enclosures: [Duplicate Offer Letter, Employment Application, I-9 Document, an Employee Confidentiality and Invention Assignment Agreement, A Summary of Your Rights Under the Fair Credit Reporting Act, Fair Credit Reporting Act Disclosure, and BackIs Release]